INNOVATION IN PHOTODYNAMIC THERAPY
DUSA Pharmaceuticals, Inc. ®
For immediate release
DUSA PHARMACEUTICALS REPORTS COURT RULING LIFTING INJUNCTION
AGAINST RIVER’S EDGE SALES OF GENERIC NICOMIDE®
DUSA will continue to pursue the case against River’s Edge
Wilmington, MA — March 7, 2007 - DUSA Pharmaceuticals, Inc. (NASDAQ GM: DUSA) announced today that the United States District Court in Newark, N.J. lifted the preliminary injunction against River’s Edge Pharmaceuticals LLC which had prevented it from selling its generic version of Nicomide®, a patented product of DUSA’s. The injunction had been in effect since May, 2006 following the filing of DUSA’s complaint alleging that River’s Edge’s product infringes DUSA’s patent. Nicomide® is one of the key products acquired by DUSA when it merged with Sirius Laboratories, Inc. in March of 2006.
According to Robert Doman, DUSA President and Chief Operating Officer, “DUSA takes protection of its intellectual property very seriously and we intend to vigorously defend our patent estate. Although the Judge’s ruling with respect to this motion is disappointing, we continue to believe in the validity of our intellectual property and the strength of our case. We will seek appropriate damages to compensate DUSA for River’s Edge’s actions and take appropriate actions to limit the impact in the marketplace.”
DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne. DUSA’s other dermatology products include Nicomide®, and the AVAR® line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA.
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to intentions to defend the Company’s patent estate, beliefs regarding the outcome of the litigation, and action to recover damages. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation litigation process, our ability to penetrate the market, maintenance of our patent portfolio, sufficient funding and other risks and uncertainties identified in DUSA’s filings with the Securities and Exchange Commission from time to time.
For further information contact:
Robert Doman, President & COO — 978.909.2216
D. Geoffrey Shulman, MD, Chairman & CEO — 416.363.5059
Shari Lovell, Director, Shareholder Services — 416.363.5059
or visit www.dusapharma.com